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                                                                    EXHIBIT 4.13

                             RIGHTS AGENT AGREEMENT

     THIS RIGHTS AGENT AGREEMENT (this "Agreement") dated as of August 5, 1996 is between Oracle Corporation, a Delaware corporation (the "Company") and The First National Bank of Boston ("Bank of Boston").

                                    RECITALS
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     A.   The Company entered into a Rights Agreement dated as of December 3,
1990 (as amended, the "Rights Agreement"), with Bank of America, N.T.& S.A. ("Bank of America"), as Rights Agent.

     B. Pursuant to Section 21 of the Rights Agreement, effective August 1, 1991, the Company removed Bank of America as Rights Agent and appointed Harris Trust Company of California ("Harris Trust") as the successor Rights Agent.

     C. In accordance with Section 21 of the Rights Agreement, on August 5, 1996, the Company removed Harris Trust as Rights Agent under the Rights Agreement and appointed Bank of Boston as the successor Rights Agent.


                                   AGREEMENT
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     Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

     1.   Appointment.  The Company hereby appoints Bank of Boston to act as
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Rights Agent under the Rights Agreement until such time as the Rights Agreement is terminated or Bank of Boston resigns or is removed as Rights Agent pursuant to Section 21 of the Rights Agreement.

     2.   Duties and Responsibilities.  Bank of Boston hereby accepts the duties
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and responsibilities of Rights Agent as set forth in the Rights Agreement and agrees to comply with the terms and conditions contained in the Rights
Agreement.

     3.   Successors.  All of the provisions of this Agreement by or for the
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benefit of the Company or Bank of Boston shall bind and inure to the benefit of their respective successors and assigns hereunder.

     4.   Severability.  If any term, provision, covenant or restriction of this
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Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, then such term, provision, covenant or restriction shall be enforced to the maximum extent
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permissible, and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     5.   Governing Law.  This Agreement shall be deemed to be a contract made
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under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

     6.   Counterparts.  This Agreement may be executed in any number of
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counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                   ORACLE CORPORATION


                                   By: /s/ Bruce Lange
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                                   Its: Treasurer
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                                   THE FIRST NATIONAL BANK OF BOSTON


                                   By: /s/ Laura A. Welch
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                                   Its: Managing Director
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